Exhibit 4.45

UNION PLAZA NO. 2003008 EXTENSION 4

RENEWAL AGREEMENT

Party A: Beijing Fu Yu Da Real Estate Development Co., Ltd.

Party B: Beijing Ninetowns Ports Software and Technology Co., Ltd.

1.	Party B continues to lease Unit 1403, 14/F, Union Plaza with a total usage area of 315 square meters.
2.	Party B shall lease from April 1, 2007 to June 30, 2007.
3.
Party B shall lease at a monthly rent of RMB168.00 (including property management fee) per square meter (usage area), total amount of rent per month being RMB52920.00. Under this agreement, Party B shall pay to Party A an amount of RMB158760.00 being the rent and management fee.

4.	This renewal agreement consists of two identical copies, and each party keeps one copy.
5.	The other provisions relating to this lease and the rights and obligations of Party A and Party B shall be governed by the 2003008 lease agreement entered into by the two parties hereto.

Party A	:	Beijing Fu Yu Da Real Estate Development Co., Ltd.	Party B	:	Beijing Ninetowns Ports Software and Technology Co., Ltd.

Legal Representative:		[Seal]	Legal Representative:		[Seal]

Handling Person:			Handling Person:

Date: March 20, 2007			Date: March 20, 2007